As filed with the Securities and Exchange Commission on May 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRONTIER COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0619596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

401 Merritt 7 Norwalk, Connecticut	06851
(Address of Principal Executive Offices)	(Zip Code)

Frontier Communications Savings and Security Plan for West Region Hourly Employees

(Full Title of Plan)

Copies to:

John M. Jureller Executive Vice President and Chief Financial Officer Frontier Communications Corporation 401 Merritt 7 Norwalk, Connecticut 06851	Ellen S. Knarr, Esq. Scott W. Goodman, Esq. Day Pitney LLP 7 Times Square, Times Square Tower New York, New York 10036 (212) 297-5800
(Name and Address of Agent for Service)

(203) 614-5600
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.25 per share	75,000	$5.255	$394,125	$40

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover an indeterminate amount of plan interests to be offered or sold pursuant to each plan described herein.
(2)	Pursuant to Rule 416(b), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.
(3)	Determined on the basis of the average of the high and low prices of the Common Stock reported by the NASDAQ Global Select Market on May 9, 2016 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the Frontier Communications Savings and Security Plan for West Region Hourly Employees (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed by Frontier Communications Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	The Company’s Current Reports on Form 8-K filed on January 4, January 6, February 16, April 1, April 18 (two reports) May 2, 2016 and May 11, 2016; and

•	The descriptions of the Company’s Common Stock, par value $0.25 per share, contained in Item 1 (Description of Registrant’s Securities to be Registered) of the Company’s Registration Statement on Form 8-A filed on December 14, 2011.

The information incorporated by reference in this registration statement, and information that the Company and the Plan subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, is considered to be a part of this registration statement and will automatically update and supersede any earlier information. Notwithstanding the foregoing, nothing in this registration statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly otherwise stated therein, or any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

As permitted by section 102 of the DGCL, the Registrant’s Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), eliminates the liability of a director to the Registrant and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under section 174 of the DGCL, for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that to the fullest extent permitted by applicable law as then in effect, the Registrant shall indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The right to indemnification conferred in the Registrant’s Bylaws includes the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect.

The above discussion of the DGCL and the Registrant’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the Bylaws.

The Registrant maintains liability insurance for the benefit of its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Pursuant to Item 8(a) of Form S-8, no opinion of counsel is being filed because the Common Stock to be distributed in connection with the Plan will consist exclusively of previously issued shares that are presently held by the Company as treasury shares and will not constitute original issuance shares.

Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

The following instruments and documents are included as exhibits to this registration statement.

Exhibit No.	Description

23	Consent of KPMG LLP.

24	Powers of Attorney (included in signature page of the Registration Statement).

99	Frontier Communications Savings and Security Plan for West Region Hourly Employees.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 11th day of May, 2016.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ John M. Jureller
John M. Jureller
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company, hereby severally constitute and appoint John M. Jureller and Mark D. Nielsen, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for us in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-8 filed by the Company with the SEC, and generally to do all such things in our name and behalf in such capacities to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 11, 2016.

SIGNATURE	TITLE

/s/ Daniel J. McCarthy Daniel J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ John M. Jureller John M. Jureller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Donald Daniels Donald Daniels	Senior Vice President & Controller (Principal Accounting Officer)

/s/ Pamela D.A. Reeve Pamela D.A. Reeve	Chairman of the Board of Directors

/s/ Leroy T. Barnes, Jr. Leroy T. Barnes, Jr.	Director

/s/ Peter C.B. Bynoe Peter C.B. Bynoe	Director

/s/ Diana S. Ferguson Diana S. Ferguson	Director

/s/ Edward Fraioli Edward Fraioli	Director

/s/ Virginia R. Ruesterholz Virginia P. Ruesterholz	Director

/s/ Howard L. Schrott Howard L. Schrott	Director

/s/ Larraine D. Segil Larraine D. Segil	Director

/s/ Mark Shapiro Mark Shapiro	Director

/s/ Myron A. Wick III Myron A. Wick III	Director

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefits plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 11th day of May, 2016.

FRONTIER COMMUNICATIONS SAVINGS AND SECURITY PLAN FOR WEST REGION HOURLY EMPLOYEES

By:	RETIREMENT INVESTMENT & ADMINISTRATION COMMITTEE FRONTIER COMMUNICATIONS CORPORATION, as Plan Administrator

	By:	/s/ John M. Jureller
John M. Jureller
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

23	Consent of KPMG LLP.

24	Powers of Attorney (included in signature page of the Registration Statement).

99	Frontier Communications Savings and Security Plan for West Region Hourly Employees.